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             EXHIBIT 23.2: CONSENT OF CLARK, SCHAEFER, HACKETT & CO.

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                 [LETTERHEAD OF CLARK, SCHAEFER, HACKETT & CO.]

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Bank of Directors
United Community Bank


We have issued our report dated September 8, 2006 with respect to the audit of United Community Bancorp's consolidated statements of income, stockholders' equity, comprehensive income (loss) and cash flows for each of the years in the three year period ended June 30, 2006, which is included in United Community Bancorp's Annual Report on Form 10-K for the year ended June 30, 2006. We hereby consent to the incorporation by reference of said report in United Community Bancorp's Form S-8 to be filed on or about November 17, 2006.

Clark, Schaefer, Hackett & Co.

/s/ Clark, Schaefer, Hackett & Co.

Cincinnati, Ohio


November 16, 2006